EXHIBIT 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-272830, 333-248104, 333-226972, 333-223889, 333-221247, 333-221246, 333-196434, 333-168029 and 333-154402) and Form S-3 (Nos. 333-272828, 333-268148, 333-238570, 333-233729, 333-222064, 333-221245, 333-218634 and 333-176636) of ChromaDex Corporation of our report dated March 4, 2025, on the consolidated balance sheet of ChromaDex Corporation as of December 31, 2024, and the consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes thereto, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP
Crowe LLP
Costa Mesa, California
March 4, 2025